Exhibit (p)(11)

1. RiverFront Investment Group Code of Conduct

Implementation Date: April 1, 2008

Most Recent Amendment Date: May 2010

As officers, directors and employees (taken together, “Employees”) of RiverFront, we are retained by our clients to manage parts of their financial affairs and to represent their interests in many matters. We are keenly aware that, as fiduciaries, we owe our clients a duty of care to act on their behalf, and we hold ourselves to the highest standards of fairness in all such matters.

We expect all Employees to act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospective clients, RiverFront, and their fellow Employees.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with clients – simply stated, no Employee should ever enjoy a benefit at the detriment of any client.

We expect all persons associated with RiverFront to preserve the confidentiality of information that they may obtain in the course of business and to use such information properly and not in any way adverse to our clients’ interests, subject to the legality of such information.

We expect our Employees to conduct their personal financial affairs in a prudent manner, avoiding any action that could compromise their ability to deal objectively with our clients.

You are encouraged to speak to the Chief Compliance Officer (CCO), or in her absence, any member of the Senior Management if you believe that changes or additions to, or deletions from this Code of Conduct and Regulatory Compliance Manual (the “Manual”) may be appropriate. In addition, please do not hesitate to contact any of the individuals listed above if you feel as though any of RiverFront’s disclosure documents, including its Form ADV or advisory contracts are inaccurate, incomplete or out-of-date.

RiverFront is committed to fostering a culture of compliance. RiverFront therefore urges you to contact the CCO about any actual or suspected compliance matter. You will not be penalized and your status at RiverFront will not be jeopardized by communicating such matters to the CCO or other senior managers. Retaliation against any employee is cause for appropriate corrective action, up to and including dismissal.

You are required to complete the Code of Conduct and Regulatory Compliance Manual Acknowledgement Form (attached herein), both initially upon the commencement of your employment with RiverFront and annually thereafter, to acknowledge and certify that you have received, reviewed, understand and shall comply, or have complied with, the policies and procedures as set forth in the Manual. In addition, you are required to review and attest to Personal Account Information and Outside Business Activities on a quarterly basis. Finally, all Employees must be aware of and comply with the following undertakings:

Exhibit (p)(11)

—	Be thoroughly familiar with the policies and procedures set forth in this Manual;

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Notify the CCO promptly in the event you have any reason to believe that you may have failed to comply with (or become aware of another person’s failure to comply with) the policies and procedures set forth in this Manual;

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Notify the CCO promptly if you become aware of any practice that arguably involves RiverFront in a material conflict of interest with any of its clients or individuals or entities with which RiverFront does business;

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Cooperate to the fullest extent reasonably requested by the CCO so as to enable: (i) the CCO to discharge his respective duties under the Manual and (ii) RiverFront to comply with the Federal Securities Laws to which it is subject; and

—	Notify the CCO promptly if you become aware of any part of any disclosure document that you believe may be inaccurate, incomplete or out of date in any respect.

Violations of this Code of Conduct may warrant sanctions as appropriate, up to and including suspension or dismissal, at the discretion of management. In any situation in which you are unsure about the application of this code or any of the policies contained in this Manual, you are encouraged to discuss the situation confidentially with your supervisor or any officer.

This Manual, and the policies and procedures set forth herein, supersedes all manuals, policy statements and procedures and other communications on the subjects discussed herein. In developing the Manual, RiverFront considered the material risks associated with activities engaged in by RiverFront. This risk evaluation process is an ongoing one, and the Manual will be periodically reviewed to ensure that RiverFront maintains policies and procedures to address existing or evolving risks.

RiverFront may amend this Manual and/or adopt interpretations of the policies and procedures contained in the Manual as deemed appropriate by the CCO. All material amendments to, and new interpretations of, the Manual shall be conveyed to Employees and require their acknowledgement of receipt and understanding of the amendments/interpretations.

Exhibit (p)(11)

2. Maintenance of Code of Conduct and Regulatory Compliance

Manual

Implementation Date: April 1, 2008

Most Recent Amendment Date: May 2010

Issue

Rule 206(4)-7 under the Advisers Act requires advisers to develop an internal compliance program and to maintain a written set of policies and procedures reasonably designed to prevent violations of the Advisers Act and the rules thereunder. The policies and procedures must be reviewed no less frequently than annually to determine their overall adequacy and effectiveness.

Policy

The Company (or its designee) shall review the Manual no less frequently than annually to ensure the adequacy of the policies and procedures contained herein. As part of these reviews, RiverFront shall test the effectiveness of its policies and procedures as required by Rule 206(4)-7. The reviews will include, in part, specific consideration of the following:

—	Any compliance matters that arose during the previous year;
—	Any changes in the business activities of RiverFront; and
—	Any changes to applicable laws, rules or regulations that might suggest a need to revise the Manual.

All required changes to the Manual resulting from the reviews and/or other considerations shall be approved and made by the Chief Compliance Officer (CCO).

Procedures

1.	The CCO shall be responsible for coordinating the reviews (annually, and on an as-needed basis) of the Manual and RiverFront’s policies and procedures. Documentation of the reviews shall be kept in written format and made available to individuals as required by law, and other parties that RiverFront deems appropriate.

2.	RiverFront has engaged a regulatory and compliance consulting firm to assist it and its CCO on a periodic and on-going basis with regard to a variety of matters, including but not limited to: annual review of its compliance program and this Manual, on-going marketing and advertising reviews, on-site or telephonic participation during SEC inspections, review of Form ADV, and periodic and as-needed education of Employees with regard to various compliance matters.

3.	Any changes to the Manual shall be made by the CCO or a designee appointed by the CCO. All final changes shall be approved by the CCO. However, on an ongoing basis, the CCO shall coordinate consideration of proposed material changes to, and material breaches of, the policies and procedures set forth in this Manual, with Senior Management.

4.	The CCO is designated with the full power to enforce the policies and procedures set forth in the Manual. The CCO shall report any known material violations of the Manual to RiverFront’s Senior Management.

Exhibit (p)(11)

5.	RiverFront will not tolerate retaliatory actions against Employees who report violations of the Manual. In order to minimize the potential for such behavior, all reports of compliance-related issues will be treated as being made on an anonymous basis.

6.	All questions regarding the Manual and the policies and procedures contained therein shall be directed to the CCO.

7.	RiverFront will conduct periodic (but no less frequently than annual) formal training on various aspects of the Manual and maintain documentation to evidence the occurrence of the trainings, including the presentation materials utilized and an attendance sheet.

Responsibility

The CCO is responsible for the successful implementation of the policies and procedures contained in the Manual.

Exhibit (p)(11)

3. Code of Ethics

Implementation Date: April 2008

Most Recent Amendment Date: May 2010

I.       General

The Code of Ethics is predicated on the principle that RiverFront owes a fiduciary duty to its clients. Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, RiverFront will be mindful to:

—	Place client interests ahead of RiverFront’s – As a fiduciary, RiverFront will serve in its clients’ best interests. In other words, Employees may not benefit at the expense of clients.

—	Engage in personal investing that is in full compliance with RiverFront’s Code of Ethics – Employees must review and abide by RiverFront’s Personal Securities Transaction and Insider Trading Policies.

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Ensure employees do not take advantage of their positions – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with RiverFront, or on behalf of a client, unless in compliance with the Gift Policy below.

—	Maintain full compliance with the Federal Securities Laws[1] – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

Any questions with respect to RiverFront’s Code of Ethics should be directed to the CCO. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

II.       Guiding Principles & Standards of Conduct

All Employees will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Employees. The following set of principles frame the professional and ethical conduct that RiverFront expects that its Employees will:

—	Place the integrity of the investment profession, the interests of clients, and the interests of RiverFront above one’s own personal interests;

—	Adhere to the fundamental standard that no one should not take inappropriate advantage of their position;

—	Avoid any actual or potential material conflict of interest without first consulting with Senior Management;

—	Conduct all personal securities transactions in a manner consistent with this policy;

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Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

[1]

The term “Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Exhibit (p)(11)

—	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on themselves, the firm, and the profession;

—	Promote the integrity of, and uphold the rules governing, capital markets;

—	Maintain and improve professional competence and strive to maintain and improve the competence of other investment professionals; and

—	Comply with applicable provisions of the Federal Securities Laws.

RiverFront has zero tolerance for retaliatory actions and therefore may subject offenders to more severe action than set forth in this code of ethics. In order to minimize the potential for such behavior, all reports of code of ethics violations will be treated as being made on an anonymous basis.

III.     Personal Security Transaction Policy

Employees may not purchase or sell any Security in which the Employee has a beneficial interest unless the transaction occurs in an exempted Security or the Employee has complied with the Personal Security Transaction Policy set forth below.

Reportable and Exempt Securities

RiverFront requires Employees to provide initial holdings reports and duplicate statements of any brokerage accounts, as well as attesting to accounts and transactions in those accounts on a quarterly basis(See Reporting section below) with respect to transactions and holdings in any security, as that term is defined in Section 202(a)(18) of the Advisers Act (“Reportable Security”), except for the following types of “Exempt Securities”:

—	Direct obligations of the Government of the United States;

—	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

—	Shares issued by money market funds;

—	Shares issued by open-end funds other than Reportable Funds[2]; and

—	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

Beneficial Ownership

Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

[2]

A “Reportable Fund” means (a) any mutual fund for which RiverFront serves as the investment adviser; or (b) any mutual fund whose investment adviser or principal underwriter controls RiverFront, is controlled by RiverFront, or is under common control with RiverFront. Currently, RiverFront does not manage or advise (or is otherwise affiliated with) a Reportable Fund.

Exhibit (p)(11)

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Securities held by members of Employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

—	Employees’ interests as a general partner in securities held by a general or limited partnership; and

—	Employees’ interests as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Employees of securities held by a trust:

—	Ownership of securities as a trustee where either the Employee or members of the Employees’ immediate family have a vested interest in the principal or income of the trust;

—	Ownership of a vested beneficial interest in a trust; and

—	An Employee’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Employee to revoke the trust.

Pre-Clearance Procedures

Employees must have written approval for all personal securities transactions, other than Exempt Securities, ETFs (if less than 1000 shares), and municipal securities, before completing the transactions unless the transactions occur in an account over which the Employee has no direct or indirect influence or control (i.e., any transactions occurring in an account that is managed by a bona fide money manager, and in which such Employee does not direct trades). This policy applies equally to securities acquired in initial public offerings and limited offerings.3 Employees shall complete RiverFront’s Personal Trading Pre-Clearance Form (refer to Attachment 3A) when requesting pre-approval for a personal transaction.

All pre-clearance requests must be submitted to (1) the Functional Head (equity, fixed income, or market, as applicable) and (2) the CCO. Approval or disapproval will be documented on the Personal Trading Pre-Clearance Form. The CCO and the Functional Heads may not approve their own personal securities trades and must obtain prior written approval from the CIO or any other member of Senior Management as the alternative source of approval.

If an Employee receives approval to trade a security, he or she must complete that trade on the same business day as that approval. If the trade is not made on that day, the Employee must request approval again.

RiverFront reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct, and may fail to pre-clear a proposed Employee transaction for a number of reasons, including, but not limited to: conflicting sides of a transaction with clients; violation of a confidentiality agreement; and the proposed transaction is before an intended client trade .

Employees shall not be required to obtain pre-approval for any personal securities transactions directed by RiverFront pursuant to a grant of discretionary authority under an investment advisory agreement entered into with RiverFront and the Employee.

3 The term “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934. The term “limited offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D.

Exhibit (p)(11)

Reporting

In order to maintain compliance with Rule 204A-1 under the Advisers Act, RiverFront must collect certain information from Employees that include transaction and holding information regarding the personal trading activities of the Employees. The information, as described in further detail below, are: 1. Quarterly transactions; 2 initial holdings; and 3 annual holdings

Initial and Annual Holdings Reports

New Employees are required to report all of their holdings in “Reportable Securities” and all securities accounts not later than 10 days after an individual becomes an Employee. The Initial Reporting Form must contain information that is current as of a date not more than 45 days prior to the date the person becomes an Employee. Generally, this information is provided as a copy of statements.

Annually, Employees are required to provide the CCO with a complete list of Reportable Securities and securities accounts, on or before February 14th of each year. The report shall be current as of December 31st.

Employees may submit their brokerage/custodial statements to the CCO in order to complete the initial and annual holdings requirements. However, Employees must be certain that their brokerage/custodial statements include at a minimum:

(a)	the title and type of Security;

(b)	as applicable, depending on the type of Security, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Security;

(c)	the name of any broker, dealer or bank with which the Employee maintains an account in which any Security is held for the Employee’s direct or indirect benefit; and

(d)	the date of the statement.

Employees must report their beneficial interest in any securities accounts, regardless of the types of securities that are held in the securities account. The CCO must be made aware of all securities accounts owned by employees.

Employees are reminded that they must also report transactions and accounts of members of the Employee’s immediate family including spouse, children and other members of the household in accounts over which the Employee has direct or indirect influence or control.

Exceptions from Reporting Requirements

An Employee is not required to submit:

1. A Transaction Report with respect to transactions effected pursuant to an automatic investment plan.4

4 “Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Exhibit (p)(11)

2. A Transaction or Initial and Annual Holdings Report with respect to securities held in accounts over which the Employee has no direct or indirect influence or control (i.e., any transactions occurring in an account that is managed by a bona fide money manager, and over which such Employee does not direct trades).

The CCO shall obtain sufficient documentation to substantiate the applicability of these exceptions. Such documentation may include a copy of the investment advisory agreement, a written representation from the employee certifying that he/she has no direct or indirect influence or control over the securities account, or other such reasonable documentation as the CCO may request. The CCO will determine on a case-by-case basis whether an account or transaction qualifies for the aforementioned exceptions. Notwithstanding, RiverFront Employees are automatically exempted from the above reporting requirements with respect to any personal securities transactions or holdings that were directed by RiverFront pursuant to a RiverFront investment advisory agreement.

Trading and Review

RiverFront’s Personal Security Transaction Policy is designed to not only ensure its technical compliance with Rule 204A-1, but also to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, RiverFront will closely monitor Employees’ investment patterns to detect the following abuses:

•	Frequent and/or short-term (30 days) trades;

•	Trading opposite of client trades; and

•	Front-Running client accounts, which is a practice generally understood to be Employees personally trading ahead of clients.

In order to avoid the appearance of front-running, RiverFront prohibits its Employees from personally trading in any security, including any option on or derivative of such security, for a period beginning seven (7) calendar days before and ending two (2) calendar days after RiverFront has effected a block transaction in that security for client accounts.

Employees are strictly prohibited from engaging in short-term trades of mutual fund shares, as to avoid even the appearance of market-timing activities.

The COO will monitor the CCO’s personal securities transactions for compliance with the Personal Security Transaction Policy.

If RiverFront discovers that an Employee is personally trading contrary to the policies set forth above, the Employee shall meet with the CCO to review the facts surrounding the transactions. This meeting shall help RiverFront to determine the appropriate course of action.

On October 28, 2008, RiverFront Investment Group and Robert W. Baird launched the RiverFront Long-term Growth Fund. All associates are also bound by the Code of Ethics relating to that Fund. A copy of the Baird / RiverFront Code of Ethics is included with this manual.

On a quarterly basis, each RiverFront Employee will receive a report reflecting a list of personal accounts and qualifying trades executed during the quarter. The Employee must attest that the information is correct or provide updated information to ensure the records of the firm are accurate, and that the review of conflicts is complete. Additionally, Employees must provide any holdings in the RiverFront Long-Term Growth Fund (with the exception of those held in RiverFront 401(k) plan.

Reporting Violations and Remedial Actions

Exhibit (p)(11)

RiverFront takes the potential for conflicts of interest very seriously. As such, RiverFront requires its Employees to promptly report any violations of the Code of Ethics to the CCO. RiverFront’s management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of RiverFront’s Personal Security Transaction Policy is determined to have occurred, the CCO may impose sanctions and take such other actions, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable client(s), if any, or given to a charity, as the Charitable Contributions Committee shall determine is appropriate.

No Employee shall participate in a determination of whether he or she has committed a violation of the Code of Ethics or in the imposition of any sanction against himself or herself.

RiverFront shall maintain a record of any violation of the Code of Ethics, and of any action taken as a result of the violation; in accordance with Rule 204-2(a)(12) under the Advisers Act.

IV.       Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Non-public Information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, RiverFront has instituted procedures to prevent the misuse of Material Non-public Information.

In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of Material Non-Public Information; or

•	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•	Communicating Material Non-Public Information to others in breach of a fiduciary duty.

Exhibit (p)(11)

Whom Does the Policy Cover?

This policy covers all Employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is a 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. Advance knowledge of the following types of information is generally regarded as material:

—	Dividend or earnings announcements

—	Write-downs or write-offs of assets

—	Additions to reserves for bad debts or contingent liabilities

—	Expansion or curtailment of company or major division operations

—	Merger, joint venture announcements

—	New product/service announcements

—	Discovery of research developments

—	Criminal, civil and government investigations and indictments

—	Pending labor disputes

—	Debt service or liquidity problems

—	Bankruptcy or insolvency problems

—	Tender offers, stock repurchase plans, etc.

—	Information concerning upcoming research analyst recommendations (upgrades/downgrades) prior to dissemination

—	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of Material Non-Public Information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a Security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning Inside Trading to arise, information must not only be material, but also non-public.

Once non-public information has been effectively distributed to the investing public, it can no longer be classified as Material Non-Public Information. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information. Whether the “tip” made to the Employee makes him/her

Exhibit (p)(11)

a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information.

Selective Disclosure

Employees must never disclose proposed/pending trades to any client or other individual/entity outside of RiverFront. Federal securities laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of RiverFront’s fiduciary duty to clients. Selectively disclosing the portfolio holdings of a client’s portfolio may also be viewed as RiverFront engaging in a practice of favoritism. Including information regarding clients’ portfolio holdings in marketing materials and on RiverFront’s website is subject to the CCO’s approval in accordance with RiverFront’s Advertising and Marketing policy and procedures. All inquiries that are received by Employees to disclose portfolio holdings must be immediately reported to the CCO. In determining whether or not to approve the dissemination of holdings information, the CCO will consider, among other things, how current the holdings information is. Notwithstanding the above, it is RiverFront’s policy to disseminate information about its recent transactions to current and prospective clients and/or their representatives upon the completion of the trade. Such information will be disseminated on a fair and equitable basis.

Utilizing Paid Consultants for Research

As part of the research and investment process, Employees may conduct calls or meetings with paid consultants referred by third parties (e.g., Gerson Lehrman Group, Vista Research, etc.). These consultants may range from independent research analysts, retired personnel, or employees working in the relevant industry. Discussions with these industry experts may provide RiverFront with a greater understanding of industries, companies and the economy in general.

As noted, securities laws have been interpreted to prohibit the following activities:

—	Trading by an insider while in possession of Material Non-Public Information; or

—	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

—	Communicating Material Non-Public Information to others in breach of a fiduciary duty.

Employees should be mindful of this policy and these obligations when working with Consultants. Since it is often difficult to know whether the Consultant is an “insider” or is violating an obligation he is otherwise bound when consulting with us, RiverFront has established the following procedures for dealing with Consultants.

1.	The CIO, CCO or the Functional Heads must review the Consultant’s biographical information and approve the meeting in advance.

2.	At the commencement of the meeting, the Employee must inform the Consultant that we do not want to be restricted in any securities, therefore we do not want to receive Material Non-Public Information. The RiverFront representative must also inquire whether the Consultant is subject to any restriction related to the topic of the meeting. If the Consultant is currently employed, the RiverFront representative must ask if the Consultant is allowed, under his employment, to participate in the meeting. If the Consultant cannot confirm that he is allowed to participate in the meeting, the RiverFront representative must terminate the call. If the RiverFront representative receives an answer to the foregoing questions that requires clarification, he should not proceed with the call until he is comfortable that continuing the conversation will not result in an improper discussion (this may include getting further clarification from the Consultant or advice from the CIO, CCO or Functional Heads).

3.	The CCO may occasionally audit meetings with Consultants.

Exhibit (p)(11)

4.	If an Employee of RiverFront believes they may have inadvertently become aware of Material Non-Public information, it is critical to immediately inform the CCO, CIO or Functional Heads. Depending upon the facts and circumstances of each situation, the CCO may solicit the advice of outside counsel as it relates to a particular issue and/or decide to restrict both RiverFront and Employees from trading in the securities of a particular issuer(s).

Any questions with respect to this Policy should be directed to the CCO, CIO or the Functional Heads.

Penalties for Trading on Material Non-Public Information

Severe penalties exist for firms and individuals that engage in the act of Insider Trading, including civil injunctions, treble damages, disgorgement of profits, and jail sentences. Further, fines for individuals and firms found guilty of Insider Trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to follow when an Employee Believes that They Possess Material Non-Public Information

If an Employee has questions as to whether they are in possession of Material Non-Public Information, they must inform the CCO as soon as possible. From this point, the Employee and CCO will conduct research to determine if the information is likely to be considered important to individuals/entities in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Inside Trading, Employees:

—	Shall not trade the securities of any company in which they are deemed insiders who may possess Material Non-Public Information about the company.

—	Shall not engage in securities transactions of any company, except in accordance with RiverFront’s Personal Security Transaction Policy and the Federal securities laws.

—	Shall submit various reports in accordance with the Personal Security Transaction Policy.

—	Shall not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position.

—	Shall immediately report the potential receipt of Material Non-Public Information to the CCO.

—	Shall not proceed with any research, trading, etc. until the CCO informs the Employee of the appropriate course of action.

Exhibit (p)(11)

V.	Outside Business Activities

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations by completing Attachment 3E. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

As an outside board member or officer, an Employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between RiverFront and the outside organization, and that the Employee does not communicate such information to other Employees in violation of the information barrier.

Similarly, RiverFront may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee should not be involved in the decision to retain or hire the outside organization.

Employees are prohibited from engaging in such outside activities without the prior written approval from the CCO. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part II of Form ADV.

On a quarterly basis, Employees will receive a report listing their known outside activities. Employees must attest that the report is accurate, or provide updates for review by the CCO.

VI.	Diversion of Firm Business or Investment Opportunity

No Employee may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with RiverFront and in which he or she knows RiverFront might be expected to participate or have an interest, without disclosing in writing all necessary facts to the CCO, offering the particular opportunity to RiverFront, and obtaining written authorization to participate from the CCO.

Any personal or family interest of an Employee in any RiverFront business activity or transaction must be immediately disclosed to the CCO. For example, if an Employee becomes aware that a transaction being considered or undertaken by RiverFront may benefit, either directly or indirectly, an Employee or a family member thereof, the Employee must immediately disclose this possibility to the CCO.

VII.	Gifts and Entertainment

Employees must not offer, solicit, or accept any gift, benefit, compensation, or consideration:

—	that reasonably could be expected to compromise their own or another’s independence and objectivity; or

—	that competes with, or might reasonably be expected to create a conflict of interest with, their employer’s interest unless they obtain written consent from all parties involved.

Gifts

Receipt of Gifts Policy – RiverFront and its Employees may not solicit gifts, gratuities, or anything of value from any person or entity with which RiverFront does business (including an existing or prospective client, broker, administrator, custodian, supplier, or person to whom the RiverFront Employee refers business). Employees must report their intent to accept a gift over $500 (either one single gift, or in aggregate from the same person/entity on an annual basis) received in connection with the Employee’s employment with RiverFront to the

Exhibit (p)(11)

CCO, who will record it in the firm’s Gifts & Entertainment Log. Reasonable gifts received on behalf of the Company shall not require reporting. Examples of reasonable gifts include holiday gift baskets and lunches brought to RiverFront’s offices by service providers.

Gift Giving Policy – RiverFront and its Employees are prohibited from giving gifts or gratuities that may be deemed as excessive, and must obtain approval from the CCO and or the COO to give gifts or gratuities with a value in excess of $500 to any client, prospective client, member of the news media, or any individual or entity with which RiverFront does or is seeking to do business . Notwithstanding, RiverFront and its Employees are prohibited from giving gifts or gratuities with a fair market value in excess of $100 per individual per year to any employee or agent of a broker/dealer firm or securities exchange, or other member organization, or commodity firm, where such gift or gratuity is in relation to the business of the employer of the recipient. RiverFront Investment Group promotional/logo gifts are not covered by the gift policy.

Entertainment

Employees’ Receipt of Business Meals, Sporting Events, and Other Entertainment - Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable, not lavish or extravagant in nature, and the Employee is accompanied to the event by the giver. If the estimated cost of the meal, event, etc., is greater than $500 for any RiverFront associate, the Employee must report his/her attendance at the meal, event, etc. to the CCO, who will record it in the Gifts & Entertainment Log. If the event is highly publicized such that the tickets may be selling in excess of their face value, the Employee must consider the mark-up for the reporting requirements.

Providing Business Entertainment

RiverFront and its Employees may host business meals and events for existing clients, prospective clients, or any person or entity that does or potentially could do business with or on behalf of RiverFront (including brokers, administrators, custodians, suppliers or vendor representatives) that have a valid business purpose. Generally, this means that the event must provide an opportunity to discuss RiverFront’s products and services or other legitimate business topics. If a RiverFront Employee is not present for the event, the event is a gift and subject to the $500 gift limit. Business entertainment must not be so frequent or extravagant as to raise any question of impropriety. RiverFront Employees should host events only at venues that are business appropriate and consistent with the highest standards of professional propriety.

Gifts Given to Taft-Hartley Funds -- Employees are reminded that notwithstanding this policy, since RiverFront could have Taft-Hartley eligible clients, any gratuity provided by RiverFront to US labor unions or union representatives that have an “interest” in the Taft-Hartley fund (including the members covered by the Taft-Hartley fund) in excess of $250 per fiscal year are required to be reported on Attachment 3F and Department Labor Form LM-10 within 90 days following the end of RiverFront’s fiscal year. Accordingly, RiverFront will monitor all gratuities as discussed and make the appropriate filings on DOL Form LM-10.

The Department of Labor has issued further guidance on the filing of Form LM-10 through its website (www.dol.gov). Below are the relevant web-pages regarding the filing of Form LM-10:

—	Form LM-10

http://www.dol.gov/olms/regs/compliance/GPEA_Forms/lm-10p.pdf

—	Instructions to Form LM-10

http://www.dol.gov/olms/regs/compliance/GPEA_Forms/lm-10_instructions.pdf

—	Frequently Asked Questions

http://www.dol.gov/olms/regs/compliance/LM10_FAQ.htm

Exhibit (p)(11)

The CCO shall maintain appropriate logs of all gifts and entertainment in excess of the de minimis amounts via the Gifts & Entertainment Log and may deny an Employee’s request.

Travel Expenses

Employees may charge to RiverFront normal and reasonable travel and travel-related expenses incurred for a RiverFront business purpose. Such expenses may include meals and incidentals, travel costs (air, train, etc.), lodging expenses, business phone calls and other miscellaneous travel-related expenses. When incurring such expenses, Employees must use reasonable judgment and generally be aware of escalating travel costs. While RiverFront has not prescribed limits on such expenses, RiverFront may reiterate its policy with Employees as necessary.

Employees may not solicit a third party to pay for an Employee’s travel and travel-related expenses to support an Employee’s attendance at conferences, company visits, etc. In the event that any such expenses are included as part of the event (i.e. a broker charters a jet for numerous investment firms, including RiverFront, to visit a company, etc.), RiverFront shall determine the approximate value of the expense and it will be reported in the Gift and Entertainment Log. RiverFront has adopted this policy in order to monitor for any perceived conflict of interest associated with our relationships with outside service providers.

VIII.     Miscellaneous Provisions

Loans

No Employee may borrow from or become indebted to, any person, business or company having business dealings or a relationship with RiverFront, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), unless the arrangement is disclosed in writing and receives prior approval from the CCO. No Employee may use RiverFront’s name, position in a particular market or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

Dealings with Government and Industry Regulators

RiverFront’s policy forbids payments of any kind by it, its Employees or any agent or other intermediary to any government official, self-regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All Employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against RiverFront. Employees are expected, if requested, to provide RiverFront with reasonable assistance, including, but not limited to, meeting or consulting with RiverFront and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

Charitable Contributions

Exhibit (p)(11)

FINRA and the New York Stock Exchange have jointly issued guidance on the solicitation of substantial charitable contributions by customer representatives acting in a fiduciary capacity (FINRA Notice to Members 06-21, May 2006; NYSE Information Memo 06-27, May 3, 2006). The guidance addresses the conflict that arises when employees of a customer acting in a fiduciary capacity (e.g., employees of an investment company, pension fund or investment manager) solicit substantial charitable contributions from members with whom they conduct or intend to conduct business.

While the SEC has not adopted any regulation or provided other guidance specific to charitable contributions, RiverFront has established this policy and procedures to monitor potential conflicts of interest that may arise when giving charitable donations.

Prior to making any charitable contribution on behalf of RiverFront, the Employee shall provide a description of the charity, nature of any business relationship with the charity and intended donation to the RiverFront Charitable Contribution Committee. The group will approve or deny the contribution as applicable. A record will be kept of each charitable contribution in the financial statements of RiverFront and a separate file shall be maintained to document the approved charitable contributions.

Protection of RiverFront’s Name

Employees should at all times be aware that RiverFront’s name, reputation, goodwill, and credibility are valuable assets and must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized use of RiverFront’s name in any manner that could be misinterpreted to indicate a relationship between RiverFront and any other entity or activity.

Employee Involvement in Litigation or Proceedings

Employees must advise the CCO immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

IX.     Disclosure

RiverFront shall describe its Code of Ethics in Part II of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for RiverFront’s Code of Ethics shall be directed to the CCO.

X.      Recordkeeping

RiverFront shall maintain records in the manner and to the extent set forth below. These records shall be available for appropriate examination by representatives of regulatory authorities or RiverFront’s Senior Management.

—	A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

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A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

—	A record of all written acknowledgements (annual certifications) as required by the Manual for each person who is currently, or with the past five years was, an Employee of RiverFront.

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A copy of each report made pursuant to this Code of Ethics by an Employee, including any information provided in lieu of reports, shall be preserved by the Company for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

Exhibit (p)(11)

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A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

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The Company shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any Private Offering or IPO by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

XI.     Responsibility

The CCO will be responsible for administering the Code of Ethics. All questions regarding the policy should be directed to the CCO. All Employees must acknowledge their receipt and understanding of the Code of Ethics upon commencement of their employment and at least annually thereafter.